UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2016

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 458-0900

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2016, Ronald A. Martell accepted an appointment to fill a newly created seat on the Board of Directors (the “Board”) of Cytori Therapeutics, Inc. (the “Company”).  Mr. Martell was appointed to the Board upon the recommendation of the Governance and Nominating Committee of the Company, and pursuant to the bylaws of the Company.

Mr. Martell will participate in the Company’s standard non-employee director compensation program and will receive an annual retainer of $40,000 for his service on the Board.  In connection with his appointment to the Board, Mr. Martell will also receive an initial grant of options to purchase up to 50,000 shares of common stock of the Company, which will have an exercise price per share equal to the fair market value of the common stock on the date of grant and which are expected to vest and become exercisable in substantially equal installments on each of the first two anniversaries of the date of Mr. Martell’s acceptance.  Mr. Martell will be eligible for ongoing compensation for his service on the Board and any committees thereof on which he serves in accordance with the Company’s standard non-employee director compensation program.

There are no arrangements or understandings between Mr. Martell and any other persons pursuant to which he was selected as a director, and there are no transactions in which the Company is a party and in which Mr. Martell has a material interest subject to disclosure under Item 404(a) of Regulation S-K.  The Board has determined that Mr. Martell meets the applicable independence requirements of The NASDAQ Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2016CYTORI THERAPEUTICS, INC.

By: /s/ Jeremy Hayden

Name:Jeremy Hayden

Title:General Counsel and VP of Business Development